UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2009

CARDIODYNAMICS INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

California	0-11868	95-3533362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6175 Nancy Ridge Drive, Suite 300, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 535-0202

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On June 9, 2009, CardioDynamics International Corporation, a California corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, SonoSite, Inc., a Washington corporation (“Parent”), and Canada Acquisition Corp., a California corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of the Company’s common stock, no par value (the “Shares”), other than any Shares owned by the Company, Parent or Merger Sub, or by any shareholders who are entitled to and who properly exercise dissenters’ rights under California law, will be canceled and will be automatically converted into the right to receive $1.35 in cash, without interest.

Completion of the Merger is subject to customary closing conditions, including, among others, (i) approval by the Company’s shareholders and (ii) the absence of any order or injunction prohibiting the consummation of the Merger.

Certain directors, officers and affiliated shareholders of the Company, holding in the aggregate approximately 9% of outstanding Shares, have executed a voting agreement to vote their shares in favor of approval of the Merger and adoption of the Merger Agreement, and against any proposal made in opposition to the Merger, and an irrevocable proxy appointing Parent’s Chief Financial Officer and General Counsel as proxies to vote such shareholders’ shares in favor of approval of the Merger and adoption of the Merger Agreement, and against any proposal made in opposition to the Merger.

The Merger Agreement contains customary representations, warranties and covenants, including covenants relating to obtaining the requisite approvals of the Company’s shareholders, restricting the solicitation of competing acquisition proposals by the Company and the Company’s conduct of its business between the date of the signing of the Merger Agreement and the closing of the Merger. The Merger Agreement also contains certain termination rights for both the Company and Parent. The Merger Agreement provides that, upon termination under specified circumstances, the Company may be required to pay Parent a termination fee of $750,000, depending on the conditions relating to the termination and, in addition, to reimburse Parent for an amount not to exceed $750,000 for expenses incurred by either Parent or Merger Sub.

The Company’s Board of Directors approved the Merger Agreement and determined that the Merger Agreement and the Merger were advisable, fair to and in the best interest of the Company’s shareholders. Cain Brothers & Company LLC served as financial advisor to the Company’s Board and rendered a fairness opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the Company’s shareholders in the Merger. The Board received legal advice from Pillsbury Winthrop Shaw Pittman LLP in connection with the merger.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement is attached as Exhibit 2.1 hereto and by this reference is incorporated herein. A press release, issued on June 9, 2009, announcing the Merger Agreement, is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 9, 2009, by and among CardioDynamics International Corporation, SonoSite, Inc. and Canada Acquisition Corp.

99.1	Press release, dated as of June 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2009	CARDIODYNAMICS INTERNATIONAL CORPORATION

	By:	/s/ STEPHEN P. LOOMIS
Stephen P. Loomis
Chief Financial Officer, Vice President of Operations and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 9, 2009, by and among CardioDynamics International Corporation, SonoSite, Inc. and Canada Acquisition Corp.

99.1	Press release, dated as of June 9, 2009.